Jefferson Pilot

Financial

Jefferson Pilot Financial Insurance Company, One Granite Place P.O. Box 515, Concord, New Hampshire 03302

Jefferson Pilot Financial Insurance Company (A stock company, herein called the Company), will pay the Death Benefit specified on page 6 to the Beneficiary on receipt of due proof of the Insured's death, subject to the provisions of this and the following pages, all of which are a part of this policy.

This is a Flexible Premium Variable Life Insurance Policy. The Specified Amount may be increased or decreased by the Owner. Net Premiums will be allocated to the General Account or to one or more divisions of JPF Separate Account A (herein called Separate Account A) as determined by the Owner.

THE POLICY'S ACCUMULATION VALUE IN EACH DIVISION OF SEPARATE ACCOUNT A IS BASED ON THE INVESTMENT EXPERIENCE OF THAT DIVISION AND MAY INCREASE OR DECREASE DAILY, THE ACCUMULATION VALUE IS NOT CU ARANTEED AS TO DOLLAR AMOUNT.

The policy's accumulation value in the General Account will earn interest daily at a minimum guaranteed effective rate of 4 ½%. Interest in excess of the guaranteed rate may be applied in the calculation of the accumulat8ion value at such increased rates as the Company may determine.

THE AMOUNT OF DEATH BENEFIT OR THE DUREATION OF THE DEATH BENEFIT MAY VARY UNDER THE CONDITIONS DESRIBED ON PAGES 6 AND 7 .

This policy is a legal contract between the Owner and Jefferson Pilot Financial Insurance Company.

READ YOUR POLICY CAREFULLY

RIGHT TO CANCEL – Please examine this policy carefully. The Owner may cancel this policy by returning it to Jefferson Pilot Financial Insurance company or to the agent through whom it was purchased within 10 days after the date the Owner receives the policy, within 45 days of the date of the execution of the application for insurance, or within 10 days after mailing or personal delivery of a Notice of the Right Withdrawal, whichever is later. If the policy is returned, it will be deemed void from the beginning and any premium paid for it will be refunded within 7 days. If this policy is issued as a replacement for a policy issued by us or another insurer, the time period in which you have to review the policy and return it to us for cancellation is extended to 20 days after the date the Owner received the policy, and is extended to 20 days after mailing or personal delivery of a Notice of the Right of Withdrawal, whichever is later.

Executed for the Company at its Service Office in Concord, New Hampshire, as of the policy date.

Chief Executive Officer	Secretary

Insured:

Number:

Flexible Premium Variable Life Insurance Policy. Flexible Premiums Payable Until the Maturity Date or Until Prior Death. Adjustable Death Benefit. Insurance Payable at Death, Some Benefits Reflect Investment Results. Additional Benefits, if any, as indicated on Page 3. Non-Participating. No Dividends.

GUIDE TO POLICY PROVISIONS

A copy of the application will be found after page 18. Any other benefit agreements will also be found after page 18.

BENEFICIARY AS STATED IN APPLICATION UNLESS LATER CHANGED.

LIFE INSURANCE	PLANNED PERIODIC PREMIUM

INITIAL SPECIFIED AMOUNT

PLAN OF INSURANCE                               FLEXIBLE PREMIUM VARIABLE LIFE

IT IS POSSIBLE THAT COVERAGE WILL EXPIRE PRIOR TO THE MATURITY DATE CHOSEN WHEN EITHER NO PREMIUMS ARE PAID FOLLOWING PAYMENT OF THE INITIAL PREMIUM OR SUBSEQUENT PREMIUMS ARE INSUFFICIENT TO CO NTINUE COVERAGE TO SUCH DATE. IF CURRENT VALUES CHANGE, THIS WILL ALSO AFFECT COVERAGE.

THE POLICY'S ACCUMULATION VALUE IN THE GENERAL ACCOUNT WILL EARN INTEREST DAILY AT A MINIMUM GUARANTEED EFFECTIVE RATE OF 4-1/2%. THE POLICY'S ACCUMULATION VALUE HELD IN THE GENERAL ACCOUNT FOR POLICY LOAN COLLATERAL WILL EARN INTEREST DAILY AT THE LESSER OF AN EFFECTIVE RATE OF 6.00% OR THE INTEREST RATE CURRENTLY CREDITED.

ALLOCATIONS OF NET PREMIUM:

SELECTED EXPENSE CHARGES:

1)

2)	A MONTHLY ADMINISTRATIVE CHARGE. THIS CHARGE IS EQUAL TO $6.00 PER MONTH IN EACH POLICY YEAR.

3)	COST OF INSURANCE AS DEFINED ON PAGE 16.

4)	MORTALITY AND EXPENSE RISK CHARGE AS DEFINED ON PAGE 15.

5)	SURRENDER CHARGE ON WITHDRAWAL OR SURRENDER AS DEFINED ON PAGE 14.

MAXIMUM SURRENDER PREMIUMS

PER $1,000 INITIAL SPECIFIED AMOUNT OR

PER $1,000 OF INCREASE IN THE SPECIFIED AMOUNT

ISSUE AGE OR AGE AT INCREASE	PREMIUM	ISSUE AGE OR AGE AT INCREASE	PREMIUM	ISSUE AGE OR AGE AT INCREASE	PREMIUM

TABLE OF MONTHLY GUARANTEED COST OF

INSURANCE RATES PER $1000

POLICY NUMBER 51601445IN

Age	Monthly Rate	Age	Monthly Rate	Age	Monthly Rate

PREMIUM PROVISIONS

Premium Payments – An initial premium is due and payable on the policy date. The initial premium must be large enough, after the deduction of the premium expense charge, to cover monthly deductions for at least three months. All premiums are payable at the Home Office of the Company or to an authorized agent of the Company in exchange for a receipt. This receipt must be signed by an elected officer of the Company and countersigned by such agent. The Company will not accept a premium payment less than $25.

Planned Periodic Premium and Premium Frequency – The Planned Periodic Premium and Premium Frequency, as shown on page 3, are selected by the Owner. The Planned Periodic Premium is the amount of premium the Owner intends to pay. The Premium Frequency is how often the Owner intends to pay the Planned Periodic Premium. Payment of the Planned Periodic Premium is at the option of the Owner.

The Company will send Planned Periodic Premium payment reminder not ices. If the mode of premium payment is preauthorized check, government allotment or payroll deduction, notice of any Planned Periodic Premium due till not be sent.

Changes in Premium Frequency and increases or decreases in the Planned Periodic Premium may be made by the Owner by providing written notification to the Company. The Company reserves the right to limit the amount of any increase.

Net Premium – the net premium is equal to the premium paid multiplied by 95.5%. the deduction of 2.5% is a premium tax charge

Allocation of Net Premiums – The Owner will determine the allocation of the net premiums among the General Account and the divisions of Separate Account A. The minimum percentage that may be allocated to any of these accounts if 10%.

Unscheduled Premiums – Premium payments in addition to the Planned Periodic Premium may be made at any time prior to the Maturity Date. The Company reserves the right to limit the number and amount of additional premium payments.

If there is an existing policy loan, premium payments in the amount of the Planned Periodic Premium, received at the Premium Frequency, will be applied as premium. Premium or premium payments received other than at the Premium Frequency, will first be applied as policy loan repayments, then as premium when the policy loan is repaid.

Grace Period – The Company will allow a grace period of 61 days. Such grace period will begin on the day that the Company sends notice to the Owner and to the assignee, if any, that the cash value less any policy debt on a Monthly Anniversary Day is not enough to cover the monthly deduction for the month following such Monthly Anniversary Day. The cash value and monthly deduction are defined in the n on forfeiture Provisions section.

The policy will terminate without value at the end of the grace period unless a premium large enough, after the deduction of the premium expense charge, to cover monthly deductions for at least three months is paid by the end of the grace period.

If the insured dies during the grace period, the Company will deduct any overdue monthly deduction, which is applicable to the grace period, from the proceeds of the policy.

Reinstatement – If this policy terminates as provided in the G race Period provision, it may be reinstated by the Owner at any time within five years after the date of termination. Reinstatement must occur before the maturity date. Reinstatement is subject to the following requirements:

(1)	Receipt of satisfactory evidence of insurability by the Company

(2)	Payment of a premium large enough, after the deduction of the premium expense charge, to cover:

(a)	Monthly deductions for at least three policy months following the effective date of reinstatement.

(b)	Any due and unpaid monthly administrative charges

(3)	Payment or reinstatement of any debt against the policy which existed on the date of termination.

The effective date of a re instated policy shall be the date the Company approves the application for reinstatement. Prior to receipt of the required premium or reinstatement, the accumulation value of the policy on the date of reinstatement shall be the accumulation value on the date of termination. The surrender factor in effect on reinstatement shall be as defined in the Surrender Charge section.

DEATH BENEFIT PROVISIONS

Death Benefit – The death benefit provided by this policy depends on the Death Benefit Option in effect on the date of death. The Death Benefit Option for this policy is shown on page 3.

Option 1 – Under Option 1, the death benefit shall be the greater of:

(1) The Specified Amount, or

(2) the accumulation value on the date of death multiplied by the corridor percentage.

Option II – Under Option II, the death benefit shall be equal to the Specified Amount plus the accumulation value on the date of death. However, the death benefit can never be less than the accumulation value on the date of death multiplied by the corridor percentage.

The corridor percentage depends on the attained age of the Insured on the date of death.

Attained Age	Corridor Percentage	Attained Age	Corridor Percentage	Attained Age	Corridor Percentage	Attained Age	Corridor Percentage
40 & below	250%	52	171%	64	122%	91	104%
41	243	53	164	65	120	92	103
42	236	54	157	66	119	93	102
43	229	55	150	67	118	94	101
44	222	56	146	68	117	95	100
45	215	57	142	69	116
46	209	58	138	70	115
47	203	59	134	71	113
48	197	60	130	72	111
49	191	61	128	73	109
50	185	62	126	74	107
51	178	63	124	75-90	105

Changes in Existing Coverage – The Initial Specified Amount is shown on page 3. At any time after the first policy anniversary, the Owner may, by written request, increase or decrease the Specified Amount. Any change is subject to the following conditions:

(1)	Any decrease will become effective on the Monthly Anniversary Day that coincides with or next follows receipt of the request. Any such decrease will be deducted in the following order:

(a)	From the most recent Specified Amount In crease, if any;

(b)	Successively from the next most recent Specified Amount increase, if any;

(c)	From the Initial specified Amount.

(2)	Any request for an increase must be applied for on a supplemental application and shall be subject to evidence of insurability satisfactory to the Company. The minimum increase in Specified Amount is $25,000.

(3)	Any change approved b y the Company will become effective on the effective date shown in the Supplemental Policy Specifications page, subject to deduction of the first month's cost of insurance therefor from the accumulation value of this policy.

(4)	The Owner may request in writing to change the Death Benefit Option. If the request is to change from Option I to Option II, the Specified Amount will be decreased by the amount of the accumulation value. Evidence of insurability satisfactory to the Company will be required on a change from Option I to Option II. If the request is to change from Option II to Option I, the Specified Amount will be increased by the amount of the accumulation value. The effective date of either change shall be the Monthly Anniversary Day that coincides with or next follows the day the request for change is received.

(5)	The minimum decrease in Specified Amount, by the Owner, is $25,000. No such decrease may reduce the Specified Amount below $100,000.

Change of the Maturity Date – The Maturity Date may be changed, upon written request by the Owner. The new Maturity Date may be any policy anniversary after the end of the tenth policy year and before the policy anniversary nearest the insured's 95th birthday. However, the new Maturity Date must be at least twelve months from the date the Company received a written request therefor from the Owner.

GENERAL PROVISIONS

The Contract – This contract is made in consideration of the application and the payment of an initial premium sufficient to keep this policy in force for at least two months. A copy of the application is attached as a part of this policy. The entire contract consists of this policy and the application (and any supplemental applications for additional Specified Amounts). All statements in an application shall be deemed representations and not warranties. No statement shall be used to contest this policy or to defend against a claim unless it is contained in the application or in a supplemental application, and a copy of such application is attached to the policy when issued or made a part of the policy when changes in the Specified Amount become effective.

Ownership of Policy – The insured shall be the Owner of the policy unless stated otherwise in the contract or changed at a later date. During the lifetime of the insured all rights under this policy will be exercised by the Owner if the Owner has reserved the right to change the beneficiary. The Owner may name a new Owner or name a Contingent Owner. The Owner may change a Contingent Owner. If the Owner does not survive the insured, the Contingent Owner will, if living, become the Owner. Upon proper written notice of the Owner or beneficiary will be voided. Unless otherwise stated, all rights under this policy are vested in the Owner or in the Owner’s assigns.

Incontestability – After two years from its date, this policy shall be incontestable as to statements made in the application. If an increase in the Specified Amount becomes effective after the policy date, such increase will be incontestable as to statements made in application for increase after two years from its effective date.

Suicide – This policy does not cover the risk of suicide within two years from the policy date, whether the Insured is sane or insane. In such event, the only liability of the Company will be refund of premiums paid without interest less any policy loan and less any partial surrender.

This policy does not cover the risk of suicide, whether sane or insane, within two years from the effective date of any increase in the Specified Amount with respect to such increase. In such event, the only liability of the Company will be a refund of the cost of insurance for such increase.

Misstatement of Age or Sex – If the Insured’s age or sex has been misstated in the application, we will adjust the proceeds to reflect the correct age or sex. In such event, the Death Benefit we will pay will be equal to:

(1)	The Accumulation Value on the date of death of the Insured less any outstanding debt; plus

(2)	The Death Benefit , less the Accumulation Value on the date of death of the insured, multiplied by the ratio of (a) the cost of insurance actually deducted at the beginning of the policy month in which death occurs, to (b) the cost of insurance that should have been deducted based on the correct age or sex.

If the Insured’s age or sex has been misstated in the application, the amount payable under any rider by reason of death of the Insured shall be that amount of insurance which the rider cost, for the policy month during which such death occurred, would have purchased had the cost of the benefits provided under the rider been calculated using the correct rider cost of the correct age or sex.

If prior to the death of the Insured, it is found that the Insured’s age or sex has been misstated in the application or the policy or a rider, the policy Cash Value will be recalculated from issue, using mortality charges based on the correct age or sex.

Beneficiary – At any time prior to the death of the insured, the Owner may name or change a revocable beneficiary. If no beneficiary has been named, the Owner will be the beneficiary. A change of the Owner or beneficiary must be made in writing. To be binding on the Company, the change must be signed by the Owner and any irrevocable beneficiary and must be filed at the Home Office. Any such change shall take effect as of the date it was signed, subject to any payment made or other action taken by the Company before the change was filed. Unless otherwise provided, the proceeds to be paid at the death of the Insured shall be paid in equal shares to those named beneficiaries who survive the insured. Payment will be made in the following order: (1) the primary beneficiaries, (2) any secondary beneficiaries, if no primary beneficiary survives the Insured, (3) any tertiary beneficiaries, if no primary or secondary beneficiary survives the Insured, (4) Owner, (5) the executors, administrators, or assigns of the Owner, if no named beneficiary survives the insured. The terms “children” or “lawful children” of a person, when used to name beneficiaries, shall include only lawful children born to or legally adopted by that person.

Assignment – No assignment of this policy will be binding upon the Company until it has been filed at its Home Office. Each assignment will be subject to any payments made or action taken by the Company before it was filed. The Company will not be responsible for any assignment being valid or sufficient.

Proceeds – Proceeds means the amount payable on the maturity date, on the surrender of this policy before the maturity date or upon the death of the Insured.

The proceeds payable on the death of the insured shall be the death benefit, less any debt. If the policy is surrendered, the proceeds shall be the cash value, less any debt. On the maturity date the proceeds shall be the cash value, less any debt. The proceeds are subject to the adjustment provided in the Misstatement of Age, Incontestability and Suicide provisions of this policy.

Payment of Proceeds – Unless an optional mode of settlement is elected, the proceeds payable on the death of the insured shall be paid in one sum to the beneficiary.

Unless an optional mode of settlement is elected, any proceeds payable on the maturity date or upon surrender of this policy shall be paid in one sum to the Owner.

Postponement of Payments – The Company will usually pay any amounts payable on surrender, withdrawal, or policy loan allocated to Separate Account A within seven days after written notice is received. The Company will usually pay any death benefit proceeds within seven days after the Company receives due proof of death. Payment of any amount payable on surrender, withdrawal, policy loan, or death may be postponed whenever:

(1)	The New York Stock Exchange is closed other than customary week-end and holiday closings, or trading on the New York Stock Exchange is restricted as determined by the Securities and Exchange Commission;

(2)	The Securities and Exchange Commission, by order, permits postponement for the protection of policyowners; or

(3)	An emergency exists as determined by the Securities and Exchange Commission, as a result of which disposal of securities is not reasonably practicable or it is not reasonably practicable to determine the value of the next assets practicable to determine the value of the next assets of Separate Account A.

Transfers may also be postponed under these circumstances.

The Company may defer the portion of any transfer, amount payable on surrender, withdrawal or policy loan from the General Account for not more than six months. However, no payment from the General Account to pay premiums on policies with the Company will be deferred.

Age – Age of the Insured, as used herein, refers to the age nearest birthday on the policy date. Attained age of the Insured means the age nearest birthday on the last policy anniversary.

Modification – Only an elected officer of the Company can, on behalf of the Company, change or modify this policy or waive any of the Company’s rights or requirements. Any such changes must be made in writing.

Policy Date – The date shown on page 3, which is the date requested by the Owner or the later of the date of application or the date of any required medical examination. The policy date is the date from which policy years, policy months, and policy anniversaries will be determined.

Effective Date of Coverage – The effective date of coverage under this policy shall be as follows:

(1)	For all coverage provided in the original application, the effective date shall be the policy date.

(2)	For any increase or addition to coverage, the effective date shall be the date shown on the Supplemental Policy Specifications page. The effective date for such coverage shall begin on the policy Monthly Anniversary Day that coincides with or next follows the date the application for the increase or addition is approved by the Company.

Termination – All coverage under this policy shall terminate when any one of the following events occurs:

(1)	The Owner requests that coverage terminate. (Such request will require a surrender of this policy.)

(2)	The Insured dies.

(3)	The policy matures.

(4)	The grace period ends.

Maturity Date – Unless otherwise specified, the maturity date will be the policy anniversary nearest the Insured’s 95th birthday. Coverage may expire before the maturity date if no premiums are paid after the initial premium or future premiums are not enough to continue coverage to such date.

Annual Report – Each year a report will be sent to the Owner which shows the current cash value, premiums paid and all charges since the last report, and outstanding policy loans.

Non-Participating – This policy does not share in any surplus distribution of the Company. No dividends are payable.

Specified Amount – The face amount of the policy, which is the minimum death benefit payable under the policy.

POLICY LOANS

Policy Loans – After the first policy anniversary, a loan will be granted upon the sole security and assignment of this policy to the Company. The maximum loan amount is 90% of the cash value on the date of the loan. Any prior debts to the Company against this policy will be deducted from the amount advanced under the loan. Any outstanding debt will be deducted from the proceeds payable at the Insured’s death, on maturity, or on surrender.

The Owner may allocate the policy loan among the General Account and the divisions of Separate Account A. If the Owner does not specify the allocation, then the policy loan will be allocated among the General Account and the divisions of Separate Account A in the same proportion that the accumulation value in the General Account, less any debt, and the accumulation value in each division bears to the total accumulation value of the policy, less any debt, on the date of the policy loan. Accumulation value in each division equal to the policy loan allocated to each division will be transferred to the General Account and reduce the accumulation value in that division. If loan interest is not paid when due, an amount of accumulation value equal to the loan interest will also be transferred.

If the policy debt exceeds the policy's accumulation value in the General Account, the Company win transfer accumulation value equal to the excess debt from the divisions of Separate Account A to the Genera[ Account as security for the excess debt The amount transferred will be allocated among the divisions in the same proportion that the accumulation value in each division bears to the policy's total accumulation value in all divisions of Separate Account A.

Policy loan Interest - Interest on policy loans is payable at the effective rate of 8%, or at any lower rate established by the Company for any period during which the loan is outstanding. Loan Interest accrues on a daily basis from the date of the loan and is payable at the end of each policy year. loan interest unpaid on a policy anniversary becomes loan principal.

The Company shall provide at least 30 days written notice to the Owner (or any other party designated by the Owner to receive notice under this policy) and any assignee recorded at the Home Office of any increase in the interest fate on loans outstanding 40 or more days prior to the effective date of the increase. As to loans made during the 40 days before the effective date of the policy loan interest rate increase, the Company shall notify the Owner and any assignee at the time the loan is made.

The effective date of any increase in such interest rate shall not be less than one year after the effective date of the establishment of the previous rate. If the interest rate is increased, the amount of such increase shall not exceed one percent per year.

Interest accrues on a daily basis from the date of the loan and is compounded annually. Interest unpaid on a policy anniversary becomes loan principal.

Debt - As used in this policy, debt means the principal of any loan outstanding against this policy, plus any accrued loan interest.

If the policy debt exceeds the cash value, the Company will send a notice by mail to the Owner and to the assignee, if any, at their addresses last reported to the Company. If the excess Is not paid within 61 days from the date the notice is mailed, the policy will terminate without value.

Policy Loan Repayment - Any debt may be repaid, in whole or in part, at any time while this policy is in force. When a loan repayment is made, accumulation value securing the debt in the General Account equal to the loan repayment will be allocated among toe General Account and divisions of Separate Account A using the same percentages used to allocate net premiums.

SEPARATE ACCOUNT PROVISIONS

Separate Account - The variable benefits under this policy are provided through investments in Separate Account A. The Company established Separate Account A as a separate investment account to support variable life insurance contracts. The Company will not allocate assets to Separate Account A to support the operation of any contracts or policies that are not variable life insurance.

The assets of Separate Account A are owned by the Company. However, these assets are not part of the Company's General Account. Income, gains and losses, whether or not realized, from assets allocated to Separate Account A will be credited to or charged against the account without regard to the Company's other income, gains or losses.

Assets equal to the reserves and other liabilities of Separate Account A will not be charged with liabilities that arise from any other business the Company may conduct The Company shall have the right to transfer to its General Account any assets of Separate Account A which are in excess of such reserves and other policy liabilities.

Separate Account A Is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940. Separate Account A is also subject to the laws of Our domiciliary state which regulate the operations of insurance companies incorporated in Our domiciliary state. The investment policy of Separate Account A will not be changed without the approval of the Insurance Commissioner of Our domiciliary state. The approval process is on file with the Insurance Commissioner of the state in which this policy was delivered.

Divisions - Separate Account A has several divisions. Each division will buy shares of a separate series of Jefferson Pilot Variable Fund, Inc., American Century Variable Portfolios, Inc., American Funds Insurance Series, The Ayco Series Trust, Fidelity Variable Insurance Products Fund, Franklin Templeton Variable Insurance Products Trust, MFS Variable Insurance Trust, PIMCO Variable Insurance Trust, ProFunda VP, Scudder Investment VIT Funds, T. Rowe Price Equity Series, Inc., Vanguard Variable insurance Fund, Inc. Each series represents a separate investment portfolio of Jefferson Pilot Variable Fund, Inc., American Century Variable Portfolios, Inc., American Funds Insurance Series, The Ayco Series Trust, Fidelity Variable Insurance Products Fund, Franklin Templeton Variable Insurance Products Trust, MFS Variable Insurance Trust, PIMCO Variable Insurance Trust, ProFunds VP, Scudder Investment VIT Funds, T. Rowe Price Equity Series, Inc., Vanguard Variable Insurance Fund, Inc. All divisions of Separate Account A are shown on page 3. The Owner will determine the percentage of net premiums which will be allocated to each division.

Income, gains and losses, whether or not realized, from the assets of each division of Separate Account A are credited to or charged against that division without regard to income, gains or losses in other divisions of Separate Account A or in the General Account.

The Company will value the assets of each division of Separate Account A at the end of each valuation period. A valuation period is the period between two successive valuation dates. A valuation date is each day that the New York Stock Exchange is open for business or any other day in which there is material change in the value of the assets in Separate Account A.

Transfers - The Owner may transfer amounts between the General Account and the divisions of Separate Account A or among the divisions of Separate Account A by sending a written request to the Company. The total amount transferred must be at least $250. No amounts under $250 may he transferred out of any division of Separate Account A or the General account unless such lesser amount constitutes the entire balance. A transfer charge equal to the lesser of $25 or 10% of the amount transferred will be imposed each time amounts are transferred, except with respect to policy loans. The transfer charge will be deducted from the amount that is transferred. The Company will make transfers so that the accumulation value on the date of transfer will not be affected by the transfer except to the extent of the transfer charge. The Company may revoke or modify the transfer privilege at any time, including the minimum amount transferable and the transfer charge.

As long as any portion of the policy's accumulation value is allocated to a division of Separate Account A, the policy's accumulation value and cash value will reflect the investment performance of the chosen division(s) of Separate Account A. The death benefit may also reflect the performance of the chosen division(s) of Separate Account A.

At any time, the Owner may transfer 100% of the policy's accumulation value to the General Account While 100% of the policy's accumulation value is allocated to the General Account, minimum benefits for the policy will be fixed and guaranteed.

No transfer charge will be imposed for a transfer of all accumulation value in Separate Account A to the General Account. However, any transfer from the General Account to the division(s) of Separate Account A will be subject to the transfer charge.

Addition, Deletion, or Substitution of Investments - The Company reserves the right, subject to compliance with applicable law, to make additions to, deletions from, or substitutions for the shares of a series that are held by Separate Account A or that Separate Account A may purchase. The Company reserves the right to eliminate the shares of any of the series of Jefferson Pilot Variable Fund, Inc., American Century Variable Portfolios, Inc., American funds Insurance Series, The Ayco Series Fidelity Variable Insurance Products fund, Franklin Templeton Variable Insurance Products Trust, MFS Variable Insurance Trust, PIMCO Variable Insurance Trust, ProFunds VP, Scudder Investment VIT Funds, T. Rowe Price Equity Series, inc. and Vanguard Variable Insurance Fund, Inc., and to substitute shares of another series of Jefferson Pilot Variable Fund, Inc., American Century Variable Portfolios, Inc., American Funds Insurance Series, The Ayco Series Trust, Fidelity Variable Insurance Products Fund, Franklin Templeton Variable Insurance Products Trust, MFS Variable Insurance Trust, PIMCO Variable Insurance Trust, ProFunds VP, Scudder Investment VIT Funds, T. Rowe Price Equity Series, Inc. and Vanguard Variable insurance Fund, Inc., or of another open-end, registered investment company, if the shares or series are no longer available for Investment or if in the Company's Judgment, further investment in any eligible series should become inappropriate in view of the purposes of the policy. The Company will not substitute any shares attributable to the Owner's interest in a division of Separate Account A without notice to the Owner and prior approval of the Securities and Exchange Commission, to the extent required by the Investment Company Act of 1940. This shall not prevent Separate Account A from purchasing other securities for other series or classes of policies, or from permitting conversion between series or classes of policies or contracts on the basis of requests made by owners. The Company reserves the right to establish additional divisions of Separate Account A, each of which would Invest in a new series of Jefferson Pilot Variable Fund, Inc., American Century Variable Portfolios, Inc., American Funds Insurance Series, The Ayeo Series Trust, Fidelity Variable insurance Products fund, Franklin Templeton Variable Insurance Products Trust, MFS Variable Insurance Trust, PIMCO Variable Insurance Trust, Pro Funds VP, Scudder Investment VIT Funds, T, Rowe Price Equity Series, Inc. and Vanguard Variable Insurance Fund, inc, or in shares of another open-end investment company. The Company also reserves the right to eliminate existing divisions of Separate Account A.

It the Company considers it to be in the best Interest of persons having voting privileges under the policies, Separate Account A may be operated as a management company under the investment Company Act of 1940; or it may be deregistered under that Act in the event registration is no longer required or it may be combined with other separate accounts.

NONFORFEITURE VALUES

Accumulation Value - The accumulation value of the policy is equal to the total of the policy's accumulation value in the General Account and the policy's accumulation value in divisions of Separate Account A.

Cash Value - The cash value is equal to the accumulation value less a surrender charge.

Surrender Charge - The surrender charge for the initial Specified Amount is calculated by multiplying the surrender factor (shown below) by the lesser of (1) or (2), where:

(1) is the total premium paid in the first policy year;

(2) is the Maximum Surrender Premium for the issue age, as shown in the table on page 3A, multiplied by the Initial Specified Amount.

The surrender factor will vary by policy year according to the following table:

Policy Year 1-5 6 7 8 9 10 11 and later

Surrender Factor .30 .25 .20 .15 .10 .05 0

An additional surrender charge will be assessed for any increase in the Specified Amount. The additional charge is calculated by multiplying the surrender factor (shown below) by the lesser of (i) or (2), where:

(1) is (a) times (b) divided by (c).where:

(a) is the increase in the Specified Amount;

(b) is the sum of the cash value just prior to the Increase in the Specified Amount and the total premiums received in the twelve months just following the increase in the Specified Amount;

(c) is the Specified Amount after the increase in the Specified Amount;

(2) is the Maximum Surrender Premium for the attained age of the Insured on the effective date of the increase in the Specified Amount, as shown on page 3A, multiplied by the increase in the Specified Amount.

The surrender factor is based on how long the increase has been in effect according to the following table:

Increase Year 1-5 6 7 8 9 10 11 and later

Surrender Factor .15 .125 .10 .075 .05 .025 0

The surrender charge in affect at any time is the sum of the surrender charge for the Initial Specified Amount plus the additional surrender charge for any increase in the Specified Amount. If the Specified Amount is decreased, the surrender charge will not decrease.

Separate Account Accumulation Values - The accumulation value in each division on the policy date is equal to the portion of the net premium which has been paid and allocated to that division, less the portion of the first monthly deduction allocated to the policy's accumulation value in that division.

At the end of each valuation period after the policy date, the policy's accumulation value in a division Is equal to (1) plus (2) plus (3) minus (4) minus (5) where:

(1) is the accumulation value in the division on the preceding valuation date multiplied by the Net Investment Factor for the current valuation period.

(2) is any net premium received during the current valuation period which is allocated to the division.

(3) is all accumulation values transferred to the division from another division or the General Account during the current valuation period.

(4) is all accumulation values transferred from the division to another division or the General Account and accumulation values transferred to secure a policy debt during the current valuation period.

(5) is all withdrawals from the division during the current valuation period.

In addition, whenever a valuation period includes the Monthly Anniversary Day, the accumulation value at the end of such period is reduced by the portion of the monthly deduction allocated to the division.

Net Investment Factor - The Net Investment Factor measures the investment performance of a division during a valuation period. The Net Investment Factor for each division for a valuation period is calculated as (a) divided by (b), minus (c) where:

(a) is (1) the value of the assets in the division at the end of the preceding valuation period, plus (2) the investment income and capital gains, realized or unrealized, credited to the assets in the valuation period for which the net investment factor is being determined, minus (3) the capital losses, realized or unrealized, charged against those assets during the valuation period, minus (4) any amount charged against each division for taxes, or any amount the Company sets aside during the valuation period as a reserve for taxes attributable to the operation or maintenance of each division.

(b) is the value of the assets in the division at the end of the preceding valuation period.

(c) is a charge not to exceed .0024657% for each day in the valuation period. This corresponds to .9% per year for mortality and expense risks.

General Account Accumulation Value - The accumulation value In the General Account on the policy date is equal to the portion of the net premium which has been paid and allocated to the General Account, less the portion of the first monthly deduction allocated to the General Account.

On each Monthly Anniversary Day, the accumulation value in the General Account is equal to (1) plus (2) plus (3) plus (4) minus (5) minus (6) minus (7) where:

(1) is the accumulation value in the General Account on the preceding Monthly Anniversary Day.

(2) is one month's interest on item (1).

(3) is any net premium received since the preceding Monthly Anniversary Day plus interest from the date the net premium is received to the Monthly Anniversary Day.

(4) is the sum of all accumulation values transferred to the General Account division of Separate Account A since the preceding Monthly Anniversary Day and Interest from the date the accumulation value is transferred to the Monthly Anniversary Day.

(5) is the sum of all accumulation values transferred from the General Account to a division of Separate Account A since the preceding Monthly Anniversary Day and interest from the date the accumulation value is transferred to the Monthly Anniversary Day.

(6) is all withdrawals from the General Account since the preceding Monthly Anniversary Day plus Interest from the date of the withdrawal to the Monthly Anniversary Day.

(7) is the portion of the monthly deduction allocated to the accumulation value in the General Account, to cover the policy month following the Monthly Anniversary Day.

On any elate other than a Monthly Anniversary Day, the accumulation value will be calculated on a consistent basis.

General Account interest Rate - The policy's accumulation value in the General Account will earn interest daily at a minimum guaranteed effective rate of 4 1/2%. Interest in excess of the guaranteed rate may be applied in the calculation of the accumulation value at such increased rates as the Company may determine. The policy's accumulation value held in the General Account for policy loan collateral will earn interest daily at the lesser of an effective rata of 6% or the interest rate currently credited.

Monthly Deduction - The monthly deduction for a policy month shall be equal to (1) plus (2), where:

(1) is the cost of insurance (as described below) and the cost of additional benefits provided by rider for the policy month.

(2) is a monthly administrative charge. This charge is equal to $6.00 per month in each policy year.

The monthly for a policy month shall be equal to (1) plus (2), where:

(1) is the cost of insurance (as described below) and the cost of additional benefits provided by rider for the policy month.

(2) is a monthly administrative charge. This charge is equal to $6.00 per month in each policy year.

The monthly deduction for a policy month will be allocated among the General Account and the divisions of Separate Account A in the same proportion that the accumulation value in the General Account less any debt and the accumulation value in each division bears to the total accumulation value of the policy, less any debt, at the beginning of the policy month.

Cost of Insurance - The cost of insurance for the Insured is determined on a monthly oasis. The cost of Insurance is determined separately for the initial Specified Amount and each subsequent increase in Specified Amount. The cost of insurance is calculated as (1), multiplied by the result of (2) minus (3), where:

(1) is the cost of insurance rate as described in the Cost of Insurance Rates provision.

(2) is the death benefit at tile beginning of the policy month, divided by 1.0036748.

(3) is the accumulation value at the beginning of the policy month, prior to the monthly deduction for the cost of insurance.

If the Death Benefit Option is Option I and there have been increases in the Specified Amount then the accumulation value shall be first considered a part of the Initial Specified Amount If the accumulation value exceeds the Initial Specified Amount, it shall then be considered a part of the additional Specified Amounts resulting from increases in the order of such increases.

Cost of Insurance Rates - The monthly cost of insurance rate is based on the sex, Issue age, policy year, and rating class of the Insured. Monthly cost of insurance rates will be determined by the Company based upon expectations as to future mortality experience. Any change in cost of insurance rates will apply to all individuals of the same class as the Insured. The rating class will be determined separately for the Initial Specified Amount and for any increase in Specified Amount that requires evidence of insurability. However, the cost of insurance rates can never be greater than those shown in the Table of Monthly Guaranteed Cost of Insurance Rates. Such guaranteed maximum rates are based on the Commissioners 1980 Standard Ordinary Mortality Table.

Insufficient Cash Value - If the cash value less any debt on a Monthly Anniversary Day is insufficient to cover the monthly deduction for the month following such Monthly Anniversary Day, the policy shall terminate as provided in the Grace Period provision.

Continuation of Insurance - In the event Planned Periodic Premium payments are not continued, insurance coverage under this policy and any benefits provided by rider will be continued until the cash value, less any debt, is insufficient to cover the monthly deduction, as provided in the Grace Period provision. This provision shall not continue the policy beyond the Maturity Date nor continue any rider beyond the date for its termination, as provided in the rider. If the cash value is sufficient to continue this policy to the Maturity Date, then any remaining cash value will be paid to the Owner if the Insured is then living.

Surrender - Upon written request the Owner may surrender this po1icy at any time during the lifetime of the Insured and before the Maturity Date. The amount payable on surrender of this policy shall be the cash value on the date the Company receives the request for surrender, less any debt.

Withdrawal of Cash Value (Withdrawal) - Upon written request the Owner may make a withdrawal from this policy. Any withdrawal is subject to the following conditions:

(1) The amount withdrawn may not exceed the cash value less any outstanding debt.

(2) The minimum amount that may be withdrawn is $750.

(3) A charge equal to the lesser of $25 or 2% of the amount of the withdrawal will be deducted from the amount of each withdrawal.

(4) The accumulation value will be reduced by the sum of the withdrawal and a pro-rata portion of the surrender charge in effect on the date of the withdrawal. The remaining accumulation value and schedule of surrender charges will be determined by multiplying each of these values by a numerical factor. This numerical factor is equal to

Amount of Withdrawal

1 - [___________________________________]

Cash Value Immediately Before Withdrawal

(5) The Death Benefit will be reduced by an amount equal to the reduction in the accumulation value. This will result in a reduction of the Specified Amount if the Death Benefit is Option 1 by an amount equal to the reduction in the accumulation value. The Specified Amount remaining In force after any withdrawal must be at least $10,000.

The Owner may allocate the withdrawal among the General Account and the divisions of Separate Account A. If the Owner does not specify the allocation, then the withdrawal will be allocated among the General Account and the divisions of Separate Account A in the same proportion that the accumulation value in the General Account. less any debt, and the accumulation value in each division bears to the total accumulation value of the policy, less any debt, on the date of the withdrawal,

Basis of Computations - Minimum cash values and reserves in the General Account are based on the Commissioners 1980 Standard Ordinary Mortality Table with interest at 4 1/2% per year.

The method used in computing cash values and reserves in Separate Account A is in accordance with actuarial procedures that recognize the variable nature of Separate Account A. The method used is such that if the Net Investment Factor, lass one, for all divisions of Separate Account A, at all times from the policy date, is equal to an effective annual interest rate of 4 1/2% then the cash values and reserves in Separate Account A will be at least equal to the minimum cash values and reserves, which would have been required by the law of the state in which this policy is delivered, of an equivalent policy in which all net premiums have been allocated to the General Account.

All values under this policy are not less than the values required by the state in which this policy was delivered. A detailed statement of the method of computation of cash values under this policy has been filed with the insurance department of the state in which this policy was delivered.

Illustration of Benefits and Values - The Company will provide illustrations of death benefits and cash values at any time after the policy date upon written request by the Owner and payment of a nominal fee. The fee payable will be the one then in effect for this service; however, such fee can never exceed $25. The first illustration in any policy year will be furnished free of charge. This illustration will be based on the existing cash value at the time of request and maximum cost of insurance rates. Additional illustrations win be made based on the existing cash value and current mortality assumptions.

SETTLEMENT OPTIONS

Election of an Option – Any proceeds to be paid under this policy may be paid as an income under any one of the options stated below. The election of an option or change of prior election must be made in writing to the Company at its Home Office. If an option is not chosen by the Owner prior to the death of the insured, the primary beneficiary may make such election.

Unless the Company agrees otherwise, any such payments will be made only to a natural person taking in his own right. An option may be elected only if the amount of the proceeds is $2,000 or more. The Company may change the interval of payments to 3, 6 or 12 months, if necessary to increase the guaranteed payments to at least $20.00 each.

Option A – Installments of a Specified Amount – Payments of an agreed amount to be made each month until the proceeds and interest are exhausted.

Option B – Installments for a Specified Period – Payments to be made each month for an agreed number of years.

Option C – Life Income – Payments to be made each month for the lifetime of the payee. It is guaranteed that payments will be made for a minimum of 10, 15, or 20 years as agreed upon.

Option D – Interest – Payment of interest on the proceeds held by the Company. The amount of interest payment is calculated at the compound rate of 3% per year. Interest payments will be made in 12-, 6-, 3-, or 1-month intervals as agreed upon.

Supplementary Contract – When the proceeds of this policy becomes payable, a supplementary contract setting forth the terms of the option chosen will be issued to the payee. The first payment under Option A, B, or C shall be payable on the effective date of such option. The first payment under Option D shall be payable at the end of the first agreed payment interval.

Interest – The interest rat for Options A, B, and D will not be less than 3% per year. The interest rate for Option C will not be less than 2 1/2% per year. Interest in addition to that stated may be paid or credited from time to time under any option but only at the sole discretion of the Company.

Withdrawal Value – Unless otherwise stated in the election of an option, the payee shall have right to receive the withdrawal value under that option.

For Options A and D the withdrawal value shall be any unpaid balance of proceeds plus accrued interest.

For Option B the withdrawal value shall be the commuted value of the remaining payments. Such value will be calculated on the same basis as the original payments.

For Option C the withdrawal value shall be the commuted value of the remaining payments. Such value will be calculated on the same basis as the original payments. To receive this value, the payee must submit evidence of insurability. Such evidence must be satisfactory to the Company. Otherwise, the withdrawal value shall be the commuted value of any remaining guaranteed payments. In this event the payments will be resumed at the end of the guaranteed period if the payee should be alive on that date. The payments will then continue for the lifetime of the payee.

Under any of these options, the payee shall have the right to receive the withdrawal value in partial amounts. However, the partial amounts shall not be less than the smaller of the withdrawal value or $100.

Death of Payee – If the payee dies before the proceeds are exhausted or the prescribed payments made, a final payment will be made in one sum to the estate of the last surviving payee. The amount to be paid will be calculated as described for the applicable option in the Withdrawal Value Provision.

Limitation on Rights of Payee and Claims of Creditors – Neither the amount retained under an option nor any payment made under an option can be assigned or pledged. To the extent permitted by law such amounts or payments shall not subject to claims of creditors or legal process.

EXTENSION OF MATURITY DATE RIDER

Effective Date –

This rider is part of the policy to which it is attached. It takes effect on the effective date of the policy unless a later effective date is shown above. In this rider, “we”, “us” or “our” means Jefferson Pilot Financial Insurance Company; “you” means the Owner of the policy; and “insured” means the person named on the Data Page.

The Maturity Date may be extended beyond that date otherwise defined in the policy by written request. The new Maturity Date will be that requested by you. If you elect to extend the original Maturity Date, you may revoke this election in writing at any time prior to the original Maturity Date.

After the original Maturity Date:

(1)	No new premiums will be accepted by us;
(2)	We will continue to credit interest to the policy’s Accumulation Value of the General Account in the same manner;
(3)	The Accumulation Value in each division of Separate Account A will continue to be calculated in the same manner;
(4)	The Death Benefit will always be equal to the Accumulation Value of the policy;
(5)	Interest on any policy loans will continue to accrue and become part of any debt;

(6)	We will deduct no more cost of insurance charges.

Chief Executive Officer	Secretary

AMENDMENT

This amendment is a part of the policy to which it is attached and it takes effect on the Policy Date of the policy. This amendment is subject to the terms and conditions of the policy unless otherwise stated herein. The policy is amended as follows:

The separate series of funds identified in the first paragraph of the Divisions section on Page 12 and in the first and second paragraph of the Addition, Deletion, or Substitution of Investment section on Page 13 of the SEPARATE ACCOUNT PROVISIONS of Your policy have been changed to:

Lincoln Variable Insurance Products Trust, American Century Variable Portfolios, Inc., American Funds Insurance Series, Delaware VIP Trust, DWS Investments VIT Funds, Fidelity Variable Insurance Products Fund, Franklin Templeton Variable Insurance Products Trust, Goldman Sachs Variable Insurance Trust, MFS Variable Insurance Trust, PIMCO Variable Insurance Trust, ProFunds VP, Vanguard Variable Insurance Fund, Inc.

This amendment will terminate upon termination of the policy.

Secretary

GENERAL PROVISIONS RIDER

Jefferson Pilot Financial Insurance Company issues this Rider as a part of the policy to which it is attached. This Rider is issued in consideration of the application and payment of the initial premium for the policy. There is no premium charge for this Rider. The following sections of the policy are changed:

(1)	The last sentence in sub-paragraph 5 under Changes in Existing Coverage on Page 7 is changed to “No such decrease may reduce the Specified Amount below $25,000.00”;

(2)	The following sub-paragraph under Changes in Existing Coverage on Page 7 is added:

(6)	The Specified Amount cannot be increased at any time after the Insured reaches the age of 85.

(3)	The entire section Policy Loans on Page 11 is replaced by the following section:

Policy Loans – After the first policy anniversary, a loan will be granted upon the sole security and assignment of this policy to the Company. The maximum loan amount is 90% of the cash value on the date of the loan less any debt. Cash value is defined under Nonforfeiture Values on Page 14. Any debt will be deducted from the proceeds payable at the Insured’s death, on maturity, or on surrender.

The Owner may allocate the policy loan among the General Account and the divisions of Separate Account A. If the Owner does not specify the allocation, then the policy loan will be allocated among the General Account and the divisions of Separate Account A in the same proportion that the accumulation value in the General Account, less any debt, and the accumulation value in each division bears to the total accumulation value of the policy, less any debt, on the date of the policy loan. Accumulation value in each division equal to the policy loan allocated to each division will be transferred to the General Account and reduce the accumulation value in that division. If loan interest is not paid when due, an amount of accumulation value equal to the loan interest will also be transferred.

If the policy debt exceeds the policy's accumulation value in the General Account, the Company will transfer accumulation value equal to the excess debt from the divisions of Separate Account A to the General Account as security for the excess debt. The amount transferred will be allocated among the divisions in the same proportion that the accumulation value in each division bears to the policy's total accumulation value in all division of Separate Account A.

Types of Policy Loans – Type A and Type B – There are two (2) types of policy loans which the Company will grant to the Owner – Type A and Type B. The type of loan which the Company will grant depends upon the amount of unloaned Type A balance available at the time the loan is taken. The unloaned Type A balance if 90% of the cash value, less the threshold, and less the sum of any outstanding Type A loans as defined below. The threshold is the Guideline Single Premium for this policy at issue as defined in Section 7702 of the Internal Revenue Code of 1986 entitled "Life Insurance Contract Defined". If the Specified Amount as defined on Page 10 of this policy increases, the threshold will be increased to the threshold at issue times the ratio of the largest specified Amount ever existing on the policy to the Initial Specified Amount. If the Specified Amount decreases, the threshold will not change.

A Type A Loan is a policy loan granted by the Company when the unloaned Type A balance before the loan is taken exceeds the loan requested.

A Type B Loan is a policy loan granted by the Company when the unloaned Type A balance before the loan is taken is less than or equal to zero.

When the unloaned Type A balance before the loan is taken exceeds zero, but is less than the loan requested, a Type A Loan equal to the unloaned Type A balance will be granted by the Company. The remainder of the requested loan will be a Type B Loan.

The Company will grant a Type A Loan first before a Type B Loan. Once a policy loan is granted, it remains a Type A or a Type B until it is repaid.

Policy Loan Interest – The interest charged by the Company on a policy loan depends upon the type of loan granted. On a Type A Loan the Company will charge an effective interest rate of two (2) percentage points lower than the effective interest rate charged at the time by the Company for a Type B Loan.

On a Type B Loan the Company will charge interest at the effective maximum rate of 8%, or at any lower rate established by the Company for any period during which the loan is outstanding.

Loan Interest accrues on a daily basis from the date of the loan and is payable at the end of each policy year. Loan interest unpaid on a policy anniversary becomes loan principal. The Company shall provide at least 30 days written notice to the Owner (or any other party designated by the Owner to receive notice under this policy) and any assignee recorded at the Home Office of any increase in the interest rate on loans outstanding 40 or more days prior to the effective date of the increase. As to loans made during the 40 days before the effective date of the policy loan interest rate increase, the Company shall notify the Owner and any assignee at the time the loan is made.

The effective date of any increase in such interest rate shall not be less than twelve months after the effective date of the establishment of the previous rate. If the interest rate is increased, the amount of such increase shall not exceed o ne percent per year. Interest accrues on a daily basis from the date of the loan and is compounded annually. Interest unpaid on a policy anniversary becomes loan principal.

Debt – As used in this policy, debt means the principal of any loan outstanding against this policy, plus any accrued loan interest. If the policy debt exceeds the cash value, the Company will send a notice by mail to the Owner and to the assignee, if any, at their addresses last reported to the Company. If the excess is not paid within 61 days from the date the notice is mailed, the policy will terminate without value.

Policy Loan Repayment – Any debt may be repaid, in whole or in part, at any time while this policy is in force. When a loan repayment is made, accumulation value securing the debt in the General Account equal to the loan repayment will be allocated among the General Account and divisions of Separate Account A u sing the same percentages used to allocate net premiums. Repayments will be used to reduce policy loans until fully paid in the following order:

(1) Any or all Type B Loans; then

(2) Any or all Type A Loans.

AMENDMENT

This Amendment becomes a part of the policy to which it is attached and is effective on the Policy Date of the policy. This Amendment terminates upon termination of the policy.

The paragraph entitled Basis of Computations in the Nonforfeiture Values is hereby deleted and is replaced by the following:

Basis of Computations - Minimum cash values in the General Account are based on the Commissioners 1980 Standard Ordinary Mortality Table with interest at 4.50% per year. Reserves in the General Account are based on the Commissioners 1980 Standard Ordinary Mortality Table with interest at 4.00% per year.

The method used in computing cash values and reserves in Separate Account A is in accordance with actuarial procedures that recognize the variable nature of Separate Account A. The method used is such that if the Net Investment Factor, less one, for all divisions of Separate Account A, at all times from the policy date, is equal to an effective annual interest rate of 4.50% for cash values and 4.00% for reserves, then the cash values and reserves in Separate Account A will be at least equal to the minimum cash values and reserves, which would have been required by the law of the state in which this policy is delivered, of an equivalent policy in which all net premiums have been allocated to the General Account.

All values under this policy are not less than the values required by the state in which this policy was delivered. A detailed statement of the method of computation of cash values under this policy has been filed with the insurance department of the state in which this policy was delivered.

Secretary

SETTLEMENT OPTIONS

TABLES OF MONTHLY INSTALLMENTS UNDER OPTION B OR C

Monthly installments are shown for each $1,000 of net proceeds applied. The ages shown are ages nearest birthday when the first monthly installment is payable.

OPTION B TABLE

INSTALLMENTS FOR A SPECIFIED PERIOD

Years	Monthly Installment	Years	Monthly Installment	Years	Monthly Installment	Years	Monthly Installment	Years	Monthly Installment
1	$84.47	7	$13.16	13	$7.71	19	$5.73	25	$4.71
2	42.86	8	11.68	14	7.26	20	5.51	26	4.59
3	28.99	9	10.53	15	6.87	21	5.32	27	4.48
4	22.06	10	9.61	16	6.53	22	5.15	28	4.37
5	17.91	11	8.86	17	6.23	23	4.99	29	4.27
6	15.41	12	8.24	18	5.96	24	4.84	30	4.18
Multiply the monthly installment by 11.84 for annual, by 5.96 for semi-annual or by 2.99 for quarterly installments.

OPTION C TABLE LIFE INCOME
Attained Age of Payee		MONTHLY INSTALLMENTS			Attained Age of Payee		MONTHLY INSTALLMENTS
		GUARANTEED					GUARANTEED
Male	Female	10 Years	15 Years	20 Years	Male	Female	10 Years	15 Years	20 Years
16 or Under	21 or Under	$2.83	$2.82	$2.81	51	56	$4.60	$4.44	$4.24
17	22	2.85	2.84	2.84	52	57	4.69	4.52	4.30
18	23	2.88	2.87	2.86	53	58	4.79	4.60	4.36
19	24	2.90	2.89	2.88	54	59	4.90	4.69	4.41
20	25	2.93	2.92	2.91	55	60	5.01	4.77	4.47
21	26	2.95	2.95	2.93	56	61	5.12	4.86	4.53
22	27	2.98	2.97	2.96	57	62	5.23	4.94	4.59
23	28	3.01	3.00	2.99	58	63	5.35	5.03	4.64
24	29	3.04	3.03	3.02	59	64	5.48	5.12	4.70
25	30	3.08	3.07	3.05	60	65	5.61	5.21	4.75

26	31	3.11	3.10	3.08	61	66	5.74	5.30	4.80
27	32	3.14	3.13	3.11	62	67	5.87	5.39	4.85
28	33	3.18	3.17	3.15	63	68	6.01	5.48	4.90
29	34	3.22	3.20	3.18	64	69	6.16	5.56	4.94
30	35	3.26	3.24	3.22	65	70	6.30	5.65	4.98
31	36	3.30	3.28	3.25	66	71	6.45	5.73	5.02
32	37	3.34	3.32	3.29	67	72	6.60	5.82	5.05
33	38	3.39	3.36	3.33	68	73	6.76	5.90	5.09
34	39	3.43	3.41	3.37	69	74	6.91	5.97	5.12
35	40	3.48	3.45	3.41	70	75	7.07	6.05	5.14

36	41	3.53	3.50	3.45	71	76	7.23	6.12	5.17
37	42	3.59	3.55	3.50	72	77	7.38	6.18	5.19
38	43	3.64	3.60	3.54	73	78	7.54	6.24	5.20
39	44	3.70	3.65	3.59	74	79	7.69	6.30	5.22
40	45	3.76	3.71	3.64	75	80	7.84	6.35	5.23
41	46	3.82	3.77	3.69	76	81	7.98	6.39	5.24
42	47	3.88	3.82	3.74	77	82	8.13	6.43	5.25
43	48	3.95	3.88	3.79	78	83	8.26	6.47	5.26
44	49	4.02	3.95	3.84	79	84	8.39	6.50	5.26
45	50	4.09	4.01	3.90	80 or	85 or	8.51	6.53	5.27
46	51	4.17	4.08	3.95	Over	Over
47	52	4.25	4.15	4.01
48	53	4.33	4.22	4.07
49	54	4.42	4.29	4.12
50	55	4.50	4.37	4.18
Multiply the monthly installment by 11.80 for annual, 5.93 for semi-annual or by 2.98 for quarterly installments.

Jefferson Pilot	Jefferson Pilot Financial Insurance Company , PO Box 515, Concord, NH 03302-0515 (hereinafter referred to as “the Company”)

PREMIUM ALLOCATION & DISCLOSURE FORM FOR VARIABLE UNIVERSAL LIFE INSURANCE (Completed Form Must Accompany Application for Life Insurance)

Name of Owner:
	First	Middle Initial	Last

Name of Insured(s):
	First	Middle Initial	Last

	First	Middle Initial	Last

Section I: Disclosure for Variable Universal Life Insurance

I have applied for a variable universal life insurance policy (“Policy”). I have received a prospectus, which describes the Policy’s provisions in detail.

My Representative has reviewed each of the items in Subsections A through E with me, and I understand:

A.	Most variable universal life insurance policies have the following general features (but Policy features, definitions and details will vary by insurance company and Product):

1.	What am I buying: A variable universal life insurance policy.

2.	Where my payments go: My payments are premiums for the Policy. After the insurer takes out certain charges from each payment, I can direct the net payments to the fixed account (if available) and/or sub-accounts I select. Each sub-account invests in a professionally managed portfolio with a particular investment objective. I am assuming investment risk for all funds placed in sub-accounts. The funds placed in a fixed account are guaranteed and backed by the claims paying ability of the insurance company.

3.	Monthly Policy Deductions: Most variable universal life policies deduct charges from the policy’s cash value monthly or periodically; these cover an administrative charge, the cost of insurance rates and any option (rider) benefits. In most variable universal life policies, the cost of insurance rates are set by the insured’s risk class and vary by the insured’s age each year.

4.	Sub-account and portfolio fees: Other fees and expenses are charged against the assets of the selected sub-accounts and the portfolios in which they invest.

5.	Does the cash value of my policy keep changing: Yes. Future Policy cash values may be more or less than the premiums paid. They will depend on:

•	Actual investment results of sub-accounts and/or the interest credited to the Fixed Account (if selected);
•	The cost of insurance rate and other regular deductions;
•	The amount and timing of my premium payments and any cash withdrawals or loans I take; and
•	Any changes I make to the Policy.

6.	Surrender, loans and partial withdrawals have limits and charges: I can surrender my Policy at any time. In most policies, the value I would receive on surrender is the cash value of the Policy, less any surrender charges, less any outstanding policy loans. Surrender charges may significantly affect the amount available for loans and withdrawals, and they may apply for a number of years. Loans and partial withdrawals may have other limits, conditions and/or charges; and they will reduce the death benefit payable and the cash value available to cover the policy deductions. Surrenders and/or withdrawals of cash values may cause the Policy to lapse unless additional premium dollars are paid in. The prospectus describes these limits, conditions, effects and charges in detail.

B.	Illustrations: Any policy illustration is hypothetical and based on assumptions. Illustrations are intended to show how a policy would work under different scenarios and not to project results. Actual rates of return and policy results are not guaranteed and will vary [payments placed in the fixed account carry some guarantees for specified periods of time).

C.	Taxes: Jefferson Pilot Financial Insurance Company does not give tax or legal advice. I will consult with my own professional tax or legal advisor about my own tax situation if necessary. The Prospectus discusses Federal tax matters under current tax law as they pertain to the policy.

D.	My needs and objectives:

a.	The policy is designed for long-term buyers who seek life insurance benefits and a choice of investment options for its cash value. I have reviewed my insureable needs and financial objectives with my Representative. I have an adequate cash reserve for emergencies outside of this policy. I have determined that my payments are affordable and the Policy, including the designated sub-accounts, is appropriate for my insurance and financial needs and objectives.

b.	This policy is intended to be purchased as a funding vehicle for (check one):

☐ Income Replacement	☐ Supplemental Retirement Income ☐ Estate Plan
☐ Charitable Gift	☐ Split Dollar ☐ Deferred Compensation
☐ Key Person	☐ Bonus Plan ☐ Business Continuity
☐ Other

E.	Prospectus: I have been given a currently effective prospectus and have had sufficient opportunity to review it. My representative has satisfactorily answered my questions, if any, that I have regarding the proposed policy.

Section II: Allocation of Net Premiums (5% is the minimum allowed for any sub-account used. Use whole numbers only – no fractions or decimals. Total sum of percentage allocations must equal 100%.)

Fund	Advisor/Subadvisor	Percentage	Fund No.
ProFund VT Technology	ProFund Advisors, LLC	%	082
Vanguard VIF Small Company Growth	The Vanguard Group	%	078
ProFund VP Financial	ProFund Advisors, LLC	%	083
JPVF Growth	Jefferson Pilot Investment Advisory Corporation subadvised by Strong Capital Management, Inc.	%	026
American Funds Growth	Capital Research and Management Co.	%	088
Fidelity VIP Growth	Fidelity Management Research Co.	%	043
Soudder VIT Small Cap Index	Deutsche Asset Management	%	081
JPVF Small Company	Jefferson Pilot Investment Advisory Corporation subadvised by Lord, Abbett & Company	%	031
Fidelity VIP Mid Cap	Fidelity Management and Research Co.	%	087
ProFund VP Healthcare	ProFund Advisors, LLC	%	076
T. Rowe Price Mid-Cap Growth	T Rowe Price Associates	%	076
JPVF Mid-Cap Growth	Jefferson Pilot Investment Advisory Corporation subadvised by Turner Investment Partners, Inc.	%	071
JPVF Strategic Growth	Jefferson Pilot Investment Advisory Corporation subadvised by T Rowe Price Associates, Inc.	%	021
MFS Research	MFS Investment Management	%	035
Franklin Small Cap Value	Franklin Advisory Services, LLC	%	085
JPVF Mid-Cap Value	Jefferson Pilot Investment Advisory Corporation subadvised by Wellington Management Company, LLP	%	072
JPVF Capital Growth	Jefferson Pilot Investment Advisory Corporation subadvised by Janus Capital Management, LLC	%	041
Vanguard VIF Mid-Cap Index	The Vanguard Group	%	079
Ayco Growth Fund	The Ayco Company, LP	%	074
JPVF Small-Cap Value	Jefferson Pilot Investment Advisory Corporation subadvised by Dalton, Greiner, Hartman, Maher & Co.	%	070
American Century VP Int’l Fund	American Century Investments	%	073
American Century VP Value	American Century Investments	%	077
Fidelity VIP Equity-Income	Fidelity Management and Research Co.	%	044
JPVF Value	Jefferson Pilot Investment Advisory Corporation subadvised by Credit Suisse Asset Management, LLC	%	037
American Funds Growth-Income	Capital Research and Management Co.	%	089

Fund	Advisor/Subadvisor	Percentage	Fund No.
Templeton Foreign Securities Fund	Templeton Investment Counsel, LLC	%	024
JPVF International Equity	Jefferson Pilot Investment Advisory Corporation subadvised by Marsico Capital Management	%	025
MFS Utilities	MFS Investment Management	%	036
JPVF S&P 500 Index	Jefferson Pilot Investment Advisory Corporation subadvised by Barclays Global Fund Advisors	%	049
JPVF World Growth Stock	Jefferson Pilot Investment Advisory Corporation subadvised by Templeton Investment Counsel, LLC	%	006
Fidelity VIP Contrafund	Fidelity Management and Research Co.	%	047
Vanguard VIF REIT Index	The Vanguard Group	%	080
JPVF High Yield Bond	Jefferson Pilot Investment Advisory Corporation subadvised by MFS Investment Management	%	028
JPVF Balanced	Jefferson Pilot Investment Advisory Corporation subadvised by Janus Capital Management, LLC	%	045
PIMCO Total Return	PIMCO	%	075
Fidelity VIP Investment Grade Bond	Fidelity Management and Research Co.	%	086
JPVF Money Market	Jefferson Pilot Investment Advisory Corporation subadvised by MFS Investment Management	%	011
Other		%
General Account		%	050
Total		%

Signature of Owner Date

Meiton
Name of Owner (Please Print)

Social Security or Tax ID Number	Owner’s Brokerage Account Number

I declare that I have reviewed each of these ______ with the Owner.

Signature of Registered Representative Date	Rep Number

Name of Registered Representative (Please Print)

I have reviewed this transaction and find it suitable for the client.

Signature of Approving Principal Date

Name of Principal (Please Print)

Jefferson Pilot	Jefferson Pilot Financial Insurance Company , PO Box 515, Concord, NH 03302-0515 (hereinafter referred to as “the Company”)

APPLICATION SUPPLEMENT FOR VARIABLE LIFE INSURANCE

Instructions: For use with individual and survivorship life products. Complete information for both Proposed insureds, where requested, if applying for Joint and last Survivor Flexible Premium Variable Life.

The Variable Life Premium Allocation Form shall also be completed and attached.

A.	1)	Proposed Insured:	Birthdate:	/	/

	2)	Proposed Insured:	Birthdate:	/	/

B.	Premium Payor (Complete if the Premium Payor is other than the Proposed Insured(s))

1.	Name of Payor:

2.	Relationship to Proposed Insured(s):

C.	Monthly Charges

Monthly insurance and administrative charges will be deducted from the General Account and divisions of the Separate Account on a pro rata basis unless the box is checked below:

☐ Deduct all charges from the                      division (any single division or the General Account may be noted).

COMPLETE THIS SECTION ONLY IF APPLYING FOR INDIVIDUAL FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE:

D.	Death Benefit Qualification Test

Please choose the Death Benefit Qualification Test. Once a test has been selected it may not be changed during the life of the contract.

☐ Cash Value Accumulation Test            ☐ Guideline Premium Test

E.	Suitability

Yes	No

☐	☐	1.	Have you, the Proposed insured(s) and the Owner, if other than the Proposed insured(s), received a current Prospectus dated for the policy applied for?

☐	☐	2.	Do you understand that the amount and duration of the death benefit may vary depending on the investment performance of funds in the Separate Account?

☐	☐	3.	Do you understand that the cash values may increase or decrease, depending on the investment performance of the funds held in the Separate Account?

☐	☐	4.	With this in mind, do you believe that the policy applied for is in accord with your insurance objective and your anticipated financial needs?

Jefferson Pilot Financial	Elite LifeComp®

Elite LifeComp® AGREEMENT FOR UNIVERSAL LIFE POLICY

The parties to this Elite LifeComp® Agreement request that the provisions of this form be included in the Insurer’s file for the life insurance policy identified below. Any previous designations of beneficiary or contingent beneficiary and election of settlement options are hereby revoked.

Policy No.	Or New Application Date	On the Life of Named Insured(s)

I. DEFINITIONS Where the terms below appear, they are defined as follows:

“INSURER” means the following company: (select one)

☐	Jefferson-Pilot Life	☐	Jefferson Pilot Financial
	Insurance Company		Insurance Company
	P.O. Box 21008		One Granite Place, P.O. Box 515
	Greensboro, NC 27420		Concord, NH 03302-0515

“Co-Owner”

“Employer”

“Co-Beneficiary”

“Net Premiums”: For the purpose of this Agreement, the term “Net Premiums” means the total premiums paid on the policy by the Employer plus accrued interest thereon, any partial withdrawals made by the Employer, and any other amounts received by the Employer from the Co-Owner to reduce the Co-Owner’s obligation under the outstanding Employer loan plus an effective annual rate of ______% or the actual growth in policy values for the year, if less. In no event will the Net Premiums be less than the outstanding employer loan plus any accrued but unpaid interest on the employer loan.

“Insured”: For purposes of this Agreement, the term “Insured” means that individual (named in the space provided above) on whose life the insurance coverage is provided, or where the insurance policy provides coverage on the lives of two individuals, “Insured” shall refer to both individuals on whose lives the coverage applies.

II. Payment of Premiums and Interest

With regard to policy premiums and interest on the Employer loan, the Employer and Co-Owner agree:

•	The Employer’s portion of any premium contribution shall constitute a loan to the Co-Owner.
•	Any voluntary additional premium contributions by the Co-Owner paid indirectly to the insurer through the Employer shall not be part of the Employer’s Net Premiums. The Co-Owner is obligated for interest on the employer loan at the Applicable Federal Rate, as determined under IRC §7872 and regulations thereunder.

III. Division of Death Proceeds

This agreement contemplates a division of death proceeds between two beneficiaries: the Employer and the Co-Beneficiary.

Upon payment of the death proceeds while this Elite LifeComp® Agreement is in effect: (Select one)

1.	☐	The Employer shall receive death proceeds equal to the Net Premiums as defined in Section 1 of this document. Notwithstanding, in no event shall the Co-Beneficiary be entitled to receive an amount which is less than the Policy Value or Cash Value less the total of Net Premiums and any policy loans by the Co-Owner even if the Employer’s defined share of the proceeds must be reduced accordingly.

2.	☐	The Employee shall receive death proceeds equal to the sum of ____________ plus the Net Premiums as defined in Section 1 of this document. Notwithstanding, in no event shall the Co-Beneficiary be entitled to receive an amount which is less than the Policy Value or Cash Value less the total of Net Premiums and any policy loans by the Co-Owner even if the Employer’s defined share of the proceeds must be reduced accordingly.

Regardless of the option selected above, the amount payable to the Co-Beneficiary shall be referred to as “Co-Beneficiary Death Proceeds.”

Insurer shall pay the entire net death proceeds in one sum to the joint order of the Employer, the Co-Beneficiary, and any collateral assignee. Payment by insurer in accordance with the above will fully and finally discharge insurer for the amount so paid.

IV. Ownership Rights

Unless otherwise state herein, the Employer, acting alone, may exercise the following rights:

(1)	The right to borrow against, pledge or assign the policy, however, in an amount not to exceed the Net Premiums.
(2)	The right to make partial surrenders of the cash surrender value, provided the aggregate amount of such partial surrenders shall not exceed the amount of the Net Premiums.
(3)	The right to designate and change the beneficiary for the Employer’s share of the death proceeds.
(4)	The right to change the planned premium, mode of premium payment and the frequency of premium payment.

Unless otherwise state herein, the Co-Owner, acting alone, may exercise the following rights:

(1)	The right to designate and change the Co-Beneficiary and change a settlement option for the Co-Beneficiary.
(2)	The right to exercise the Conversion Privilege of any Spouse Term Rider or Children’s Term Rider which is included in the policy and be the Owner and premium payor of any new policy issued in lieu of such rider.
(3)	The right to transfer, assign or pledge the Co-Owner’s interest in the policy.

Unless otherwise stated herein, the Employer and Co-Owner must act jointly to exercise the following rights:

(1)	The right to change the Specified Amount of the policy and the death benefit option.

(2)	The right to reinstate the policy.
(3)	The right to borrow against or make a partial surrender of the Co-Owner’s interest in the policy.

The Employer’s consent to these transactions shall not be unreasonably withheld.

Where the policy is variable universal life insurance, the Employer and Co-Owner must also act jointly to exercise the following additional rights:

(1)	The right to reallocate premiums among the divisions of the Separate Account and the General Account.
(2)	The right to transfer accumulation value among the divisions of the Special Account and the General Account.

By signing immediately below, the employer waives the right of Employer consent and joint action to reallocate premiums among divisions of the Separate Account and the General Account, and the right to transfer accumulation value among the divisions of the Separate Account and General Account.

Employer Waiver by:		Attest:
	Title		Title

The Employer and Co-Owner hereby agree that Insurer is authorized to recognize the Employer’s claims to its rights hereunder and to rely on the Employer’s determination of any amount payable to the Employer under this policy prior to the death of the Insured, with no further inquiry of any nature. The exercise of these rights and determination of these amounts by the Employer shall be binding on the Co-Owner, and the rights of any other persons or parties having an ownership or beneficiary interest in the policy shall be subject to such exercise and/or such determination.

Nevertheless, as between the Employer and the Co-Owner, the Employer covenants that it will not exercise any rights, options and privileges not specifically reserved to the Employer in a manner which would impair any right or interest of the Co-Owner or Co-Beneficiary. In a like manner, the Co-Owner covenants that it will not exercise any rights, options or privileges not specifically reserved to the Co-Owner in a manner which would impair any right or interest of the Employer.

This Agreement may be added to a policy previously owned by the Employer and/or the Co-Owner, including any policy collaterally assigned by the Co-Owner to the Employer. A tax-free exchange of a previously owned policy for a new policy issued by the insurer may be a necessary preliminary step before this Agreement can be added to a policy. If there is a tax-free exchange of a previously owned policy, it is expressly agreed that, the exchange will be requested by the owner(s) (and assignee, if any) of the previously owned policy. Following full and final completion of the policy exchange, the owner(s) (and assignee, if any) request that this Agreement be added to the new policy, and that the Agreement become immediately effective.

V. Termination

A.	Upon the termination of the Co-Owner’s employment with the Employer for any reason other than death of the insured or if the Co-Owner shall fail to pay that portion of each premium payment, if any, required in II above, the Employer shall have the following rights, without the consent of the Co-Owner.

(1)	If the Surrender Value of the policy is less than the Net Premiums, the Employer shall have the right to:

(a)	surrender the policy and receive all surrender proceeds tot he exclusion of the Co-Owner, or

(b)	release the Employer’s rights in the policy upon payment by the Co-Owner to the Employer an amount equal to the Net Premiums. Such release of the Employer’s rights shall be upon such forms as insurer may require.

(2)	If the Surrender Value exceeds the Net Premiums, the following shall apply:

(a)	The Employer may make a partial surrender in an amount equal to the Net Premiums. At the election of the Employer, the Employer may receive a policy with a Cash Surrender Value equal to the Net Premium and a Death Benefit which shall not exceed that to which the Employer was entitled under Article III. Following the Employer’s partial surrender and release of ownership rights, the Co-Owner shall receive a policy with the original policy date and with a Death Benefit not to exceed the Co-Beneficiary’s Death Proceeds determined under Article III.

(b)	If the Employer elects not to take a policy pursuant to (a) above, the Employer may elect (i) to make a partial surrender in an amount equal to the Net Premiums, or (ii) release the Employer’s rights in the policy upon payment by the Co-Owner to the Employer of an amount equal to the Net Premiums. Upon receipt of the amount payable under (i) or (ii), above, the Employer shall have no further rights to, or any incidents of ownership in, the policy. Provided, however, that the Death Benefit may be adjusted, if necessary, so that the Death Benefit is no greater than the Co-Beneficiary’s Death Proceeds as determined in Article III. Such release of the Employer’s rights shall be upon such forms as insurer may require.

The type and insured amount of any new policy shall conform to Insurer’s policy rules in effect on the date of the issue or reissue of the new policy.

Insurer shall have no responsibility for determining the Net Premiums for the purpose of this Section V but instead shall rely solely upon the statements and representations of the Employer and shall be fully protected in relying thereon.

B.	If more than one individual is insured under the policy and the insured individual possessing the employer-employee relationship with the named Employer pre-deceases the other insured individual, then this Agreement will automatically terminate under the conditions described in paragraph A(1) or A(2) of this Section.

C.	Upon the adjudication of the Employer as an insolvent or as a bankrupt, the Co-Owner may pay to the Employer an amount equal to the Net Premiums in exchange for the transfer by the Employer of all ownership rights to the Co-Owner, including the right to change the beneficiary.

D.	If the employer’s Net Premiums are reduced to zero, this Agreement will automatically terminate and all rights and ownership will become vested in the Co-Owner, otherwise, this Agreement may be cancelled only upon the joint request of the Employer and the Co-Owner.

E.	In the event of a conflict between the terms of this Agreement and the policy to which it is attached, the terms of the policy shall control.

F.	It is intended that this Elite LifeComp® Agreement will comply with Treasury decision 9092. The parties agree to amend this Agreement, if necessary, to remain in compliance with the proposed and final regulations.

Dates                                                                     this the               day of                                                         , 20             .

Witness	(Signature of Co-Owner/Applicant)

(Signature of Proposed Instated/Applicant. If other than Co-Owner/Applicant)

The undersigned officers of		represent that the
(Name of Employer)

Corporation has duly authorized the execution of this Elite LifeComp® Agreement on behalf of the corporation and that we have the authority to sign this Elite LifeComp® Agreement on behalf of the Employer.

Attest:	By:

Title:	Title:

(To be completed by Home Office)

Insurer acknowledges and has recorded this Elite LifeComp® Agreement.

Signed on behalf of the insurer.

By:

(Date Recorded)

ENDORSEMENTS:

Flexible Premium Variable Life Insurance Policy – Flexible Premiums Payable

Until The Maturity Date Or Until Prior Death. Adjustable Death Benefit.

Insurance Payable At Death. Some Benefits Reflect Investment Results.

Additional Benefits, If Any, As Indicated On Page 3.

Non-Participating. No Dividends.